Exhibit 99.2

Final Transcript

PENN TREATY AMERICAN CORPORATION:

Penn Treaty Investor Call

October 3, 2008/10:30 a.m. EDT

SPEAKERS

Cameron Waite

Bill Hunt

Mark Cloutier

Gene Woznicki

PRESENTATION

Moderator

Ladies and gentlemen, thank you for standing. Welcome to the Penn Treaty American Investor Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder this conference call is being recorded. I would now like to introduce your host, Cameron Waite, Executive Vice President of Penn Treaty. You may begin.

C. Waite	Thank you. Good morning. I’m joined today by William Hunt, our President and CEO; Gene Woznicki, our Chairman of the Board; and Mark Cloutier, our Executive Vice President and Chief Financial Officer.

Please note that our comments today, including our answers to any questions that you may have could be considered forward-looking under the Private Securities Litigation Reform Act of 1995. We’re making these comments based upon our current level of knowledge regarding our operations. They may be subject to change, based upon a variety of risk factors that could have a material impact upon our business and operations. For a listing and discussion of these risk factors, please review our filings made with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

Thank you and now I’ll turn the call over to Bill Hunt.

B. Hunt	Thank you, Cam. Good morning, everybody. Early this morning the company announced a change in strategic direction through the

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

implementation of a plan that management and the board of directors believes at this time is in the best interest of policyholders and shareholders. The plan calls for the following: the company has notified its primary reinsurer, Imagine International Reinsurance Limited, of its intent to recapture all reinsured policies under several agreements on January 1, 2009. The decision to recapture the reinsured policies needed to be made yesterday, October 2, 2008, or else the company would be locked into reinsurance with Imagine for at least one more year. When the reinsured policies are recaptured, management believes that the statutory surplus will be negative by approximately $100 million to $120 million.

The company is still seeking strategic alternatives with its investment banker and will continue to do so through December 31, 2008. If a strategic transaction to build sufficient surplus is not accomplished by that time, the company has voluntarily chosen to place itself in rehabilitation with the Pennsylvania Department of Insurance at January 1, 2009. Finally, the company will cease writing new business effective today.

Why did we make this decision now? The company’s management and board of directors have come to this conclusion after careful evaluation of the economics to continue operating the company beyond 2008 with the primary Imagine Reinsurance agreement in place. The cost of the primary reinsurance agreement will rise from $14 million annually to between $22 million to $33 million annually after 2008. The company realized that this increase in cost was going to occur and had been in good faith discussions with Imagine to modify these terms in an economically beneficial fashion. Those discussions were terminated after Imagine chose to not collateralize the company’s ceded statutory reserves in late August.

By commuting the reinsurance agreement on January 1st of 2009, the company will save the $22 million to $33 million annually of reinsurance costs. By ceasing the sales of new products, the company will be able to pare down operating expenses by approximately $20 million annually. These combined savings of between $40 million to $53 million can go directly to fill the surplus hole that exists in our business written before 2001, which we refer to as our OldCo business. The commutation also unencumbers both OldCo and our new business reinsured with Imagine, which we call NewCo, so that a more beneficial strategic transaction can be orchestrated.

Had the company chosen to continue operating with the OldCo reinsurance agreement in place, management estimates, based on the cost

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

of reinsurance on those updated claims costs and the assumptions utilized in receiving premium rate increases, that recapture of all reinsured policies would not occur until 2019. With no change in the reinsurance agreement, the company would spend well over $200 million in additional reinsurance costs over the next ten years, for $100 million of reinsurance coverage.

As I said, we believe that value is better preserved for policyholders and shareholders by the action taken today. As I have mentioned, the company is still seeking strategic alternatives for its OldCo and NewCo blocks of business, as well as its NewCo operations, which include, but are not limited to the sale of these properties and rights as well as new reinsurance. The company’s NewCo block of business continues to perform extremely well, with claims experience to date at one-third of expectations on a durational basis. We have requested initial letters of interest by potential strategic partners by mid-October.

If a strategic alternative is not achieved by the end of the year, as I mentioned, the company has agreed to enter into a voluntary rehabilitation with the Pennsylvania Department of Insurance effective January 1, 2009 in order to preserve value. Management currently anticipates that rehabilitation may end as early as 2014.

I will turn to Cam now to briefly discuss the voluntary rehabilitation process if, in fact, we need to enter rehabilitation on January 1st. Cam.

C. Waite

As Bill said, in the event that we’re unsuccessful in our efforts to secure a strategic alternative prior to January 1, 2009, whether that process ends at that point or not, we’ve agreed to enter voluntary rehabilitation by the Pennsylvania Insurance Department. Under rehabilitation the Pennsylvania Insurance Commissioner will file a rehabilitation plan for approval with the commonwealth court in Pennsylvania, which generally defines the operating plan under which we’ll operate. We expect to present our desired plan to the state and then work with them in coordinating the final version.

It will, however, and I have to emphasize this, that it will be submitted by the state and we need to recognize the level of control it will possess in that process. Now during the rehabilitation, our insurance subsidiaries will operate under that rehabilitation plan and will be overseen by the insurance commissioner of Pennsylvania as acting as statutory rehabilitator. We’ll likely have DOI representatives involved in our daily decision making process, yet we’re confident that it will be a beneficial process for us and for the Department of Insurance.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

We expect that the plan and any future changes would be mutually agreed upon by us and the state. However, if we disagree we would be entitled to contest the plan as filed since we would be an interested party in the proceeding. However, the plan is filed by the statutory rehabilitator. We hope to include terms for the dissolution of the plan and return control of the insurance subsidiaries to Penn Treaty’s shareholders, but this is still an open item. It has to be worked out as part of the plan.

However, we will continue to seek financially prudent methods to bring our surplus back in line with statutory requirements, both before January 1 of this year and also thereafter if we enter a rehabilitation plan, so that we can reemerge as quickly as possible from rehabilitation overall.

Now let me turn things over to Mark to talk about some other operational issues.

M. Cloutier

Thank you, Cam. Due to the current circumstances, the New York Stock Exchange has suspended trading of our common stock effective immediately and will delist the company’s stock from the Exchange. The company will make alternative arrangements for the trading of its common stock as soon as practical. We anticipate filing our 2007 Form 10-K in approximately four to six weeks. We believe that book value per share will be in the range of $6.50 to $7.50, depending on our final review of claim reserves.

As part of that 10-K we will be taking a DAC recoverability charge of up to $25 million, which will be recorded in the first quarter of 2007. Once we take that charge, we will utilize new assumptions in our active life reserves beginning April 1, 2007. After taking a DAC recoverability charge, the new assumptions are established to produce a zero profit on all in force business as of that date. Any new business written after that date, which would be April 1, 2007 through October 2, 2008, would produce positive results, so long as actual results are equal to or better than the expected results that were utilized to establish the reserves when those policies were written.

Because our claims experience has been better than anticipated on new business, we also anticipate that this business will produce a small profit stream into the future on a GAAP basis. We also anticipate that our audit opinion will include a statement expressing doubt about our ability to continue as a going concern due to the current circumstances. Due to the

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

resetting of our assumptions, we do not anticipate any significant change in our book value through September 30, 2008 from normal operations. We anticipate that the only material changes in book value will come from changes in the unrealized loss on our investment portfolio or the impairment of any of our investment holdings.

We believe that we will be taking a loss from our investments in Washington Mutual of approximately $3.3 million on an after tax basis. At this time we do not have any other material investment losses, but we continue to closely monitor our holdings in certain financial institutions.

I’ll now turn it back over to Bill for some closing comments.

B. Hunt

Thank you, Mark. Although the actions taken by management and the board of directors are painful, we believe that without reinsurance at a reasonable cost, if a strategic transaction is not achieved by the end of 2008, value is best preserved by the course of action discussed here today. With that, let me open the call for questions.

Moderator	Our first question comes from Walter Schenker from Titan Capital.

W. Schenker

Hopefully, other people are on the call. Hello, guys. Could you please, I don’t understand the reason for the DAC charge and why it would affect any new business written and the profitability of any new business written in the new book from before that period from when we reorganized. I’m obviously not enough of an insurance person, could you explain why you’re taking the DAC charge and why it affects NewCo business or new book business prior to April?

M. Cloutier

Certainly, and this is Mark speaking, Walter. Let me answer the second part of the question first. When we do our financial statements we do not segment our business into OldCo and NewCo policies. Although we have spoken about them at a high level on conference calls in the past, under the accounting rules it’s not an official segmentation of those businesses. So we look at all policies in force as one block of policies. So therefore, since the DAC recoverability charge will be as of March 31, 2007, all in force policies written through that date are part of the charge.

The reason for the charge is based on our trends with claim reserves, with the timing of premium rate increases, that we have a relatively small charge compared to the total reserves that we’re holding on this book of business, we hold about a billion dollars in reserves and we have about

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

$150 million or so in DAC for a net of about $850 million. So as a percentage of that total, it’s not a large charge on the balance sheet, but it’s just really due to the trends that have occurred in claims and the timing of the premium rate increases that this charge needs to be taken.

It does, once you take that charge and reset your assumptions, assuming that those new sets of assumptions are more accurate going forward than we were locked into in 2002, ... decrease the volatility that you’ll see on the GAAP financial statements on a go forward basis.

W. Schenker

So, again, now that I think I understand it, effectively if we have $150 million of DAC and we’re writing off $25 million of DAC, what we are basically saying is, the renewal rates for the book of business is less than we originally assumed due to price increases and changes in policy. Therefore, we have too much DAC relative to our expectations of our continuation of the policies and therefore we have to write off some DAC. Is that a layman’s correct view?

M. Cloutier	I think that’s a fair layman’s way of looking at it, yes.

W. Schenker	Okay, and that charge is included in—

M. Cloutier	The book value—

W. Schenker	The book value statement already.

M. Cloutier	Yes.

W. Schenker

And just one other question, given the onerous effect of what Imagine is doing or has done, why on prior calls was it not indicated, because I didn’t understand why Imagine may have done what they did. It now seems as if what they were doing is looking to double their fee from you, this is my statement, and therefore it makes must more economic sense what Imagine might have been up to since they could have doubled the income they had from you, why wasn’t it clearer or indicated previously that this point was going to come? I mean, you can’t afford to do that. The business can’t handle that type of charge.

C. Waite

Walter, this is Cam. A couple things need to be considered. First and foremost, we’re certainly not going to speculate what Imagine’s posture was there or why they came to the conclusions they did. That said, over a period of time, looking at commutation, looking at the agreement, there

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

have been ongoing discussions, which we’ve put out in our public disclosures with Imagine about stretching out the commutation point, recognizing that there were, what I’ll call, penalty clauses for not recapturing come 1/1/09 or later. Those penalty clauses were being considered between the company and Imagine to be waived so long as an expectation would be out there for commutation to still occur, but over an extended period of time.

At the end of August when the dispute with Imagine arose, those discussions terminated. At that point in time we then looked forward to see what the financial impact would be of those escalating charges, which we no longer had any ability to control, the charges going up for the future. Our decision here looked at that, looked at the ultimate cost of what that impact would be, how long it would take as a result of having to now recuperate not only the requisite surplus to support that business, but also to cover those charges and the potential of what they could be. And that extended it out even further. You get to the point where economically the value of the protection being afforded our policy holders was less than one-half of what the projected costs would be, leading very quickly to this conclusion.

W. Schenker	Okay, thank you. I’ll let someone else ask questions.

Moderator	Our next question comes from Dennis Scannellof Rutabaga Capital.

D. Scannell	Good morning, gentlemen. So, Mark, and Cam, what can you say about the stock in terms of how quickly you can move it to the, I guess, the pink sheets or what? When does the freeze let up?

C. Waite

It’s an answer that we don’t have right now as we speak, Dennis. We’re going to get that answer very, very soon. We’re going to get that answer for you as fast as we possibly can. It is likely a pink sheet situation, but we want to make sure that we convey the proper information out to everyone. As soon as we can get that, we will put out a release to that effect and get the liquidity going back again in the stock.

D. Scannell	Okay, and then on the strategic review of strategic options, I’m not sure I understood Bill’s comment. You’re expecting letters or indications of interest by the middle of the month. Is that—

B. Hunt	Yes, we began, I should say when I say we, our investment bankers Freedman Billings, began sending out teasers to over 250 potential

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

strategic partners ranging from private equity firms to insurance companies, to run-off specialists. We’ve given the process several weeks for people to get into our data room and look at the information we have in our data room regarding the company. We put a deadline of the end of next week in place for people to send in their initial letters of interest. From that point the board will be able to assess those letters of interest and allow players to move forward with the process and get into a second layer of due diligence with the company at that point in time. That process we would expect would go another several number of weeks and we anticipate that sometime in the beginning of November we would have a sense of somebody setting up some more definitive terms. That’s the process as we envision here over the next several weeks.

D. Scannell	What does the state of Pennsylvania, what role does the Insurance commissioner within Pennsylvania play in this analysis?

M

Well, ultimately we’ve always been operating under a corrective order since back in 2002 from the Pennsylvania Insurance Department, so really all the major things that we’ve done along the way have been done with the Pennsylvania Insurance Department knowing about it and giving us a thumbs up as far as what we were going to do. So obviously as the board will be assessing the different alternatives that come through we want to make a recommendation to go forward with something we would discuss that with the Pennsylvania Insurance Department before moving forward with any transaction.

D. Scannell

Okay, now and then just to get in a simplistic way what the economic value might be of the company, Mark, you talked about a book value of around $6.50, maybe a little higher on a GAAP basis. That’s at the end of the year ‘07. And then if I heard correctly, that’s relatively stable even with the DAC charge. Is that accurate?

M. Cloutier	That number includes the DAC charge.
D. Scannell

Okay, but the surplus, the statutory surplus, if you do reassume the reinsurance contract on January 1st if no other strategic alternatives come through, that’s in that negative $100 million to negative $120 million. Again, just a naïve question, so the economics of the—the GAAP number with the DAC charge and presumably some continued operating losses until the rate increases start coming through, that’s a number that is likely to go down over the next several years. Is that correct or does that approach zero at some point? I’m just trying to get a sense of how to think

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

of that book value. Eventually, you’re going to generate profits as the rate increases come through.

M. Cloutier

Right and let me first make a minor modification to what you said. The timing of the rate increases and when they come through will now be factored into the new assumptions that we will utilize beginning April 1, 2007. So therefore, if those timings of those rate increases come pretty close to what you expect them to be, you will not have losses until they come through because it’s now built into the projections. So if all your assumptions come exactly as you expect them to when reality hits, your profit or loss on all policies issued through March 31, 2007 would be exactly zero going forward. There should be no loss or no gain.

Now, of course, we all know all of your assumptions never come exactly to what you expect them to be. But that’s the attempt that you make through a DAC recoverability charge.

D. Scannell

So there aren’t other profits that may have been recognized years ago that you need to unrecognize, take charges against. The $25 million charge to the DAC asset takes care of that. Do know you what I mean?

M. Cloutier	Do you mind repeating that question one more time? I apologize.

D. Scannell	It’s a little complicated because I’m not sure I understand. So you have written your business, I think it’s just the OldCo business, so that it generates zero profits going forward. Is that—

M. Cloutier	Once you take a DAC recoverability charge, that’s what you set it to.

D. Scannell	Okay, so there aren’t any other, let’s say, profits that were recognized back in the day that you need to claw back, that you’d do that with that $25 million charge.

M. Cloutier	That is correct.
D. Scannell	And that’s only against the OldCo business. I know you’re looking at it as one big book of business, but is that—

M. Cloutier	No, that’s for all policies issued through March 31, 2007.

D. Scannell	Okay, so anything after that, you’ll be recognizing a small profit.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

M. Cloutier	Assuming that the actual experience is better than the assumptions we used when we wrote that business, yes, as of now is happening.

D. Scannell	Right.

M. Cloutier	That’s no guarantee for the future.

D. Scannell	Just out of curiosity, of the business that’s been written since April 1, 2007, can you give me an annualized premium run rate on that?

C. Waite

Your total production was somewhere just north of $30 million, between $30 million and $35 million, and then to the extent that you pad a portion of that business that lapsed during that time. I’m using that as a two year figure. It’s less than that, but you will also have lapses that will have occurred.

I just want to correct, too, just so you’re clear about it, the profit that comes from new business issued after the reset of the existing business at that time, any business written after that point you would see the planned profit, so long as your assumptions turn out to be reality. To the extent reality changes from assumptions you will see a little bit more or a little bit less profit as a result.

D. Scannell

Okay, so even though your experience is, let’s say, a third of what you’ve estimated, we won’t see that until you decide to change your estimates. Is that the way that works or you wouldn’t recognize that at a profit yet.

M. Cloutier	Some of it will come through.

D. Scannell	Okay, but that $30 million to $35 million, that is an annual figure or that is a, I need to divide that in half. I know that there’s going to be some lapses in there, too.

M. Cloutier	That’s the last two year’s worth of total production.

D. Scannell	Okay, that’s helpful. One thing on the WaMu note, they were bought by, I know it was an assisted bailout, but they were bought by JPMorgan Chase. Why is that bond bad?

C. Waite

Well, it’s little strange compared to the way you would normally see things. The bonds that we have are actually debt of the bank as opposed to the holding company, which generally speaking you would look at and

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

assume that that’s a good thing because the bank has assets, etc. The problem is is that the holding company actually has cash and does appear to be capable of making a level of interest payment. At the moment, to the best of our knowledge, the holding company does not have an obligation to honor the commitments of the subsidiaries. To the extent that as everything plays out the actual bank debt itself does not have any support nor any capability to make those payments on their own, that will be a problem for us. If it turns out that either the holding company decides on its own to honor those obligations or in some way through a court is forced to do so, that would obviously be a good thing for us right now. But the market seems to be reflecting the same level of concern that we have

D. Scannell	So did you write that to zero or is that the $3.3 million, I guess, charge?

C. Waite	Yes, it’s going to be, for the most part it’s going to be wiped out value. It’s not a statement that we’ve released yet and as the audit is completed we’ll finalize that. But it’s pretty close—

M. Cloutier	It will be very close to zero, if not zero. Such that if we over price it or underestimate the loss, it would be by a very immaterial amount.

D. Scannell

Does that then go into a bankruptcy like proceeding or do you start negotiating with Treasury, or what happens there? You don’t just say, “Hey, game over.” You were planning on holding that to maturity and there must be some process to deal with claimants, no, or bondholders.

C. Waite	I’m sure there will be. However, we’re not aware of what the process will be just yet. A lot is still unfolding with that.

D. Scannell	And within the investment portfolio, are there any others that would be similar to that? It does sound like you’re clear of Lehman. Can you just comment quickly?

C. Waite

Yes, I can talk globally about things. As virtually every company out there, we have financial exposure, there’s no doubt about that, and Bill has talked in previous conference calls about who some of them are. If we look at the ones that have been talked about in the news of late, Lehman’s, we actually did move away from one position about a week before things blew up, so that was good to move away from that. We have a couple of small Lehman bonds that have some exposure and it doesn’t appear to be terribly significant. We have one other Lehman mortgage-backed security, it’s a residential mortgage backed, however, that one I can say is a very

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

strong bond at the moment. They were mortgages that were written at 70% loan to value or better, still highly rated, still pricing well in the marketplace, so we feel pretty good there.

The one that we are watching pretty closely is Wachovia. It’s announced that the ownership of Wachovia seems to be changing on a daily basis, as we all watched today. We feel pretty good with Wachovia, but again, we’ve got to watch and see how that plays out.

AIG was an exposure that we watch pretty closely. The benefit that we have with AIG is the bonds we have are pari passu with policy holders, which we feel very, very strongly about at this point. We have a little bit of exposure with National City, still watching that as time goes by. But again, we have to see how it plays out.

Other than that we continue to have some other exposure. Obviously like the rest of the world we had exposure with Freddie and some of the mortgage side. That seems to be playing out okay for us, not a lot of significant concern. Overall, this company remember had a Aa rated, very conservative portfolio for a very, very long period of time that I think has boded well for us in this economic climate.

There’s obviously a cloud over the world right now that is affecting everyone. We were fortunate that we did not have any direct subprime exposure. And to the extent that we maintained a conservative portfolio and did not take significant risk on that side of things over the years is working out much better for us today than it certainly could have otherwise.

D. Scannell	Yes. If you were to say just kind of percentage of the portfolio that are in those, the AIG’s, the Lehman mortgages, the Wachovia and so on that you’re watching carefully, are we talking 5%, 10%, 15%?

C. Waite

Watching carefully becomes a very subjective term. I’d be hesitant to try and suggest that, to give you an absolute percentage. It’s not huge, but if every financial we had suddenly became troubled, obviously we would have a significant impact. We don’t expect a significant impact. As Mark said, we do recognize the likely hit that we’ll take with WaMu. What we have beyond that is not considered to be a material amount at this point. We’re looking at—some of the names I mentioned, your Wachovia is about $8 million worth of exposure. Again, we don’t think it’s going to

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

have any particular difficulty. You’ve got AIG that runs around $4.8 million. Again, ....with policy holders, it appears to be pretty clean.

You have $3.5 million on National City, yes, I’m still staying concerned about that, our ... are watching.

M. Cloutier

The other thing that I’d like to add is our actual investment portfolio is part of our Schedule D in our statutory financial statement. That is available on our Web site, so you can look at each and every investment we hold. And then if you have specific questions, we can always address those, too, but that information is available publicly on our Web site.

D. Scannell

Great, that’s helpful, Mark. You guys did sell one of the agencies. As I recall, you owned two. Am I correct there and can you just talk about the economics? I remember the release said that it was sold for over book value, but I have no sense of the size of the transaction and what that actually means.

C. Waite	To answer your question real quickly, we do have two agencies. You are correct, one in Florida and one in Michigan, and let me let Bill talk to what’s happening with the UIG that we’ve got out there.

B. Hunt

Right, we’re in the middle of working final due diligence. There is a letter of intent, which we will see if it’s nonbinding from a group and they’re concluding due diligence on UIG here over the next couple of weeks. So as that process continues we are very hopeful that a definitive agreement will be reached and we’ll be able to move forward with that transaction. On NISHD, we just received a letter of intent for that property as well. We’re in the process of negotiating a little bit more with the proposer of the letter of intent about price and that process is moving along in a good manner as well. So both of those properties are being looked at very closely by serious buyers and the process is moving forward. I would hope within the next couple of weeks we’ll have more news on that.

D. Scannell	Can you size it at all for us in terms of what we’re talking about in terms of what their book value is?

B. Hunt

I’d rather not do that right now, Dennis. We’re in the process of finalizing some things and finalizing ... and things, so I just don’t think it’s a prudent thing to do right now in order to optimize value.

D. Scannell	The cash goes to the holding company. Is that the way that works?

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

B. Hunt

For UIG, the cash goes to the holding company. UIG is a wholly owned subsidiary of the holding company. We would look to get those proceeds and then think about the most prudent way of utilizing that, putting some, I’m sure, down to the insurance company level, probably holding some at the holding company level to cover holding company costs. NISHD is 100% owned by American Network, one of our insurance companies and so that falls within the part of the corporate structure that’s under the statutory entity. So we wouldn’t be able to move that to the holding company. That would stay within the insurance company.

D. Scannell

Okay, and then one last thing, Bill, I think you said in terms of cost cutting, you were looking to reduce, is it the general and administrative costs by $20 million? It looks like it was around $63 million in ‘06. That goes down and presumably it’s something in ‘07, but going forward, not really ‘08—

B. Hunt

Right, keep in mind that in that $63 million you’re looking at, it’s a consolidated number. That does include the general operating expenses of those two subsidiaries that I mentioned to you and if we are able to sell those properties they will just go away. So that pares the number down probably closer to $48 million, $49 million and then with the elimination of new business processing going forward, again, we’re looking very hard to try and get that placed somewhere else. But the elimination of those costs out of our company, that will cut another $20 million out, so a substantial cut in operating expense....

M. Cloutier

And I just want to emphasize that it’s not an immediate number. You, of course, have a number of contracts that you need to play out and get through. That’s kind of a run rate number that will take not a very long period of time, but some period of time to get to, although the majority of the number would be more immediate.

D. Scannell	Yes, okay, well, good luck.
B. Hunt

As you can tell with the size of those numbers, to fill that surplus hole that we discussed by doing this course of action, it will happen much, much faster than spending $22 million to $33 million with our reinsurer and having to cover those costs then somewhere down the road as well. So again, we’re looking to do our best to preserve value and we talked about—we’re going to be spending all of our time here over the next, not all of our time, but most of our time here over the next three months working to get some strategic transactions going, so we don’t have to go into rehab. But if we do have to go into voluntary rehab, yes, we’re going

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

to be working hard to try and get out of rehab as quickly as possible. I ....that surplus, getting surplus built up in particular on the OldCo book of business, which has been our challenge since day one here back in 2001 of my tenure here, which we believe is the better course of action.

D. Scannell	Absolutely, okay, well, good luck.

Moderator	Our next question comes from the line of Harvey Eisen with Bedford Oak Advisors.

H. Eisen

Good morning. Normally I don’t get on these calls, but in honor of Walter Schenker’s comments, I would like to announce my presence. I do have a couple of what I think are relatively simple questions. The voluntary rehab, did I hear that if you go into voluntary—how quickly can you get out of voluntary rehab?

C. Waite

There’s not a magic answer. As Bill said, it depends upon the strategic alternative process, whether that occurs prior to the end of the year. We never go in it. If that can still occur after the end of the year and we’re in it, that certainly could improve things. It depends upon how the business and course plays out. It depends upon the operating plan that the company is able to achieve over time and the profitability, if any, that stems from the statutory profit that emerge from that business.

There is not a magic answer. I can tell you that the likelihood is strong that the company would need to get to a requisite statutory surplus level sufficient to meet Pennsylvania statute for operating a sustainable company.

H. Eisen	So I think what I heard was that this is going to occur unless the sales are made prior to December 31, 2008. Is that correct?

M. Cloutier	There’s a very high probability, yes.
B. Hunt

Right, and keep in mind, just to give you a couple of the obvious things that you could be thinking of that anybody would be thinking of, obviously if we’re able to work a deal to sell the OldCo book of business, then the company would be just Newco. We have no surplus hole at that point in time, depending upon how that transaction goes. If we’re able to sell Newco business but still have OldCo, I would estimate that we would still have a surplus hole, but that surplus holr may be less, considerably less than the $100 million, $120 million because we’re going to get value from NewCo and that would go towards plugging that surplus hole. I don’t

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

think we’d be able to get enough to fill it completely, but that would then reduce the time we’d be in rehab then obviously.

Of course, looking at our NewCo operation, we’re looking at NewCo, the in force NewCo business is one opportunity and our NewCo operation, which is our value proposition of the physically impaired risk niche, which is our underwriting of our products, our new business staffing, our administration, all that has value too. So those are some of the major properties we’re looking at here. Again, they could all go together. They could go in pieces and depending upon what pieces may go and the price is we get for those pieces, that will dictate if we go into rehab and to what extent we feel how we would be in rehab.

H. Eisen	Does the announcement today weaken your position in negotiating with potential buyers for these various parts of your business?

B. Hunt

I don’t believe it does because at the end of the day if we don’t feel we’re going to get a price, which is going to optimize value for everybody or preserve value for everybody, then we would just go into the rehab process and allow value to evolve that way. And it will take a little bit longer maybe, but that’s all part of the analysis of what offers come in at what prices. This is certainly not a fire sale situation at this point in time because we believe that ....to be a worst care scenario, which is going into voluntary rehab, that there is light at the end of that tunnel. So we don’t want to jeopardize that light by doing something or accepting an offer for a transaction that we feel is not worth the value that it’s worth.

M. Cloutier

The only thing I would add to what Bill said, the actual one advantage this gives us in this process is, we have now unencumbered the old book of business and the new book of business from Imagine. Therefore, anybody looking to do a transaction doesn’t have to worry about negotiating with Imagine to get out of those deals. We’re paying an extra year’s expense and risk charges would take away from the value. So that’s the one positive that comes out of this from a strategic alternative process.

H. Eisen	If you go into voluntary rehab, are you still in a position to continue to make sales of various parts of your business?

B. Hunt	Subject to the approval of the Pennsylvania Insurance commissioner, who would be acting as statutory rehabilitator.

H. Eisen	But I would assume in theory they would be agreeable to sales of assets.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

B. Hunt

Well, certainly their posture as statutory rehabilitator would be to look first to the policy holders’ best interests. That said, for the right value, policy holders would be a benefit in that, as would shareholders.

H. Eisen	Without question.

B. Hunt	Yes.

H. Eisen

I heard someone go through the portfolio names and assign some values. If I heard it correctly, I heard Fannie Mae, no, Wachovia at about $8 million and AIG at about $5 million and National City at about $4 million. So based on that, can I extrapolate and say the assets that you’re concerned about in the portfolio total something in the area of $20 million to $25 million?

C. Waite	Again, “concerned about” is subjective, and I’m not trying to skirt your question at all, but concern is a tough thing—

H. Eisen	Wait, wait, you don’t understand my question? What is it you don’t understand about my question?

C. Waite

I want to make sure that I’m clear with my statement. Concern for one party would be the same, we are not concerned as we sit here today with AIG, for example, because we believe that the information at hand to us is that those bonds appear to be pretty safe. That could change, but I want to be very careful as far as, I don’t want to tell you, for example, that AIG is a guaranteed lock with no problem. That’s the position I’m trying to make there. The exposure on our financials is a fairly decent chunk of our portfolio, north of 20% in total.

That said, individual names have more concern versus others as we know today. I don’t know whether tomorrow that position will change. This has been an economic climate that has changed on a regular basis, as we all know. Everybody has felt a lot of pain from that. That may or may not improve in the relatively near future.

H. Eisen	Okay, so I think what I just heard is without knowing, which none of us do, I heard a number of 20% of the portfolio. Is that what I heard?

C. Waite	Yes, from a financial exposure. We have financials that are more than about 20% to 25% of our portfolio. Those financials we still believe in

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

total are in very good shape. There are individual names that are of greater concern than others.

H. Eisen

Right, okay, well, that’s certainly understandable. Look, I just want to wish you the best of luck over the next 90 days. I hope your experience differs from my experience because any time that I’ve been involved in a business transaction that has a time limit gun to my head, that’s never been a positive. I hope that’s not the case here.

B. Hunt	Thank you, Harvey. We’re going to work as hard as we can to make that all happen. Thank you.

Moderator	Our next question comes from Chuck Griese from Blue Line Capital.

C. Griese	My question was answered and given the answers you’ve given during this call, there’s no reason to follow up on anything.

Moderator	Our next question comes from Neil Goldman with Goldman Capital Management.

N. Goldman	My question has been answered also, thank you.

Moderator	Our next question comes from Walter Schenker from Titan Capital.

W. Schenker

I was doing so well, I want to try again. Two, one a statement and one a question. The statement is, I believe I speak for everyone on the call urging you to act as expeditiously as possible to get the stock relisted. I don’t care where it is, but just to allow the market to have a trading vehicle. We really don’t want to be locked for long periods of time.

C. Waite	Walter, it’s at the top of our list of things to do here once we get off this call is to work the process to get the market open for the trading of stock, so we hear you loud and clear.

W. Schenkerr

And secondly just to make sure I understand, as part of the DAC recovery charge and discussion of breakeven or zero profits, that is based on your existing pricing on hope for pricing increases, you will still allow to try and make profit if you can get proper pricing improvements?

M. Cloutier	I’ll answer the first part of the question which is, it assumes future premium rate increases in those assumptions. As far as are you allowed to try to get profits, the simple answer is yes, you are.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

W. Shinker	Okay, thank you.

Moderator	We have a follow-up from Chuck Griese.

C. Griese	I do have one question I wanted to ask. Were the potential buyers for your agencies notified in any sort of advanced form of the likelihood of what’s transpired today?

B. Hunt	No, they were not.

C. Griese	So the information today is as new to them as it is for all your disgusted shareholders?

B. Hunt	Yes, sir.

Moderator	Next on the line we have Robert Brous from Wonderlic Securities.

R. Brous	Have any of the bidders submitted bids prior to this?

B. Hunt	No.

R. Brous	So you’ve not received any bids as of yet.

B. Hunt	No, the deadline for receiving bids is the 8th of October, which is next Wednesday, I believe.

R. Brous

Previously you talked about increased costs with regards to policies outstanding and that you were monitoring that trend or to see if it was a trend. Could you talk about that in relation to a future DAC charge?

M. Cloutier	As part of taking this DAC charge, we have assumed a higher level of claims.

R. Brous	So that would address potentially the assumption that you said you might have been wrong with regards to 2008.

M. Cloutier

Yes, to give you a simple answer. It’s never a guarantee that it will not get worse or better from that point forward, but we’ve done our best to include those assumptions in this DAC recoverability charge.

R. Brous	So you have assumed that it’s not just a one-off situation in ‘08, but a trend and have adjusted for that in ‘07.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

October 3, 2008/10:30 a.m. EDT

M. Cloutier	Correct.

Moderator	Sir, I’m showing no further questions.

B. Hunt

Given the circumstances that we have here, as I said, we believe this is the most prudent course of action that we’ve described today for the company to preserve value. The Pennsylvania Department of Insurance is very supportive of our position. Our board of directors is very supportive of our position and is very supportive of preserving value for shareholders. Our focus over the next three months as you can well imagine is to work on the strategic alternative process, spend most of our time on that in order to avoid the voluntary rehabilitation. We will be in touch with investors at the proper time to give you statuses on that process.

So with that, I’d like to thank our shareholders for their support and I’d like to just turn the call over to Gene Woznicki, the Chairman of our board for one final comment.

G. Woznicki

I would like to say to our shareholders that we feel the actions that are being taken by the board and the management basically help protect the policy holders and the shareholders, that the company will be in a stronger financial platform to go forward and basically solve the problems that we’ve been dealing is on the shortage in our reserve situation. So we feel that we’ll be there in a stronger situation and the board and myself are committed to a day to day situation to assist management to get through this thing as we move forward and hopefully can avert the situation on January 1st. Thank you very much for your support and your time.

Moderator

Ladies and gentlemen, this conference will be available for replay after 12:30 p.m. today through October 10th at 11:50 p.m. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 963616. International participants dial 320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.